Exhibit 10.3

EXECUTION COPY

CONFIDENTIAL

Launch One Sponsor LLC
c/o Launchpad Capital Management
180 Grand Avenue, Suite 1530
Oakland, CA 94612

June 25, 2025

Mito US One Ltd.
c/o Minovia Therapeutics Ltd.
3 HaSadna St.
Tirat Carmel, 3902603, Israel
Attn: Natalie Yivgi Ohana, Chief Executive Officer

Natalie Yivgi Ohana
Minovia Therapeutics Ltd.
3 HaSadna St.
Tirat Carmel, 3902603, Israel

Re:       Sponsor Letter Agreement

Dear Natalie:

Reference is hereby made to that certain Business Combination Agreement, dated as of the date hereof (as it may be amended from time to time in accordance with the terms thereof, the “BCA”), by and among (i) Launch One Acquisition Corp., a Cayman Islands exempted company limited by shares (“SPAC”), (ii) Launch One Sponsor LLC, a Delaware limited liability company, in the capacity thereunder as the SPAC Representative, (iii) Minovia Therapeutics Ltd., an Israeli company limited by shares (the “Company”), (iv) Natalie Yivgi-Ohana, in the capacity as the Seller Representative thereunder, (v) Mito US One Ltd., an Israeli company limited by shares (“Pubco”), (vi) Mito Sub Israel Ltd., an Israeli company limited by shares and a wholly-owned subsidiary of Pubco (“Company Merger Sub”), and (vii) upon the execution of a joinder agreement to the BCA after the date hereof, a to-be-formed Cayman Islands exempted company limited by shares (“SPAC Merger Sub”). Any capitalized term used but not defined herein will have the meanings ascribed thereto in the BCA.

In connection with the transactions contemplated by the BCA, Launch One Sponsor LLC, a Delaware limited liability company (the “Sponsor”), has agreed to enter into this Agreement with Pubco and the Seller Representative relating to certain of the 5,750,000 SPAC Class B Ordinary Shares (together with any Pubco Ordinary Shares issued in exchange therefor in the SPAC Merger, the “Founder Shares”) held by the Sponsor that were initially purchased by the Sponsor in a private placement prior to the IPO.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sponsor, Pubco and the Seller Representative hereby agree as follows:

1.	The Sponsor hereby agrees that, upon and subject to the Closing, the Sponsor will subject 1,293,750 of the Founder Shares (the “Sponsor Earnout Shares”) to the vesting, forfeiture and transfer restrictions set forth in this Agreement. Notwithstanding anything to the contrary herein, if at or prior to the Closing the Sponsor transfers any Founder Shares to any third-party investor who provides Transaction Financing, the number of Founder Shares so transferred shall reduce the number of Sponsor Earnout Shares hereunder. Unless otherwise agreed in writing by the Sponsor and the investor receiving such Founder Shares, any such transferred Founder Shares shall not be subject to the terms and conditions of this Agreement.

2.	The Sponsor hereby agrees that from and after the Closing until the date that it is finally determined in accordance with Section 1.13 of the BCA that a Triggering Event has occurred and the Eligible Earnout Recipients are entitled to receive the Earnout Shares (an “Earnout Release”), it will not (i) lend, offer, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Sponsor Earnout Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Sponsor Earnout Shares, or (iii) publicly announce the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of Sponsor Earnout Shares or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”). The foregoing sentence shall not apply to the transfer of any or all of the Sponsor Earnout Shares owned by the Sponsor (I) by gift, will or intestate succession upon the death of the Sponsor, (II) to any Permitted Transferee (as defined below), (III) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union or pursuant to a domestic relations order, (IV) to Pubco in accordance with the requirements of the BCA, or (V) required by virtue of the laws of the Cayman Islands or the State of Israel, as the case may be; provided, however, that in the of cases of clauses (I), (II) or (III) it shall be a condition to such transfer that the transferee executes and delivers to Pubco an agreement stating that the transferee is receiving and holding the Sponsor Earnout Shares subject to the provisions of this Agreement applicable to the Sponsor, and there shall be no further transfer of such Sponsor Earnout Shares except in accordance with this Agreement. As used in this Agreement, the term “Permitted Transferee” shall mean: (A) the members of the Sponsor’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and their spouses, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouse and siblings), (B) any trust or charitable organization for the direct or indirect benefit of the Sponsor or the immediate family of the Sponsor, (C) if the Sponsor is a trust, the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, (D) if the Sponsor is an entity, as a distribution to limited partners, shareholders, members of, or owners of similar equity interests in the Sponsor.

3.	Upon the occurrence of an Earnout Release, all Sponsor Earnout Shares shall vest in full and all restrictions of the Sponsor under this Agreement with respect to the Sponsor Earnout Shares shall cease and become null and void and be of no further force or effect.

4.	In the event that it is finally determined in accordance with Section 1.13 of the BCA that the Earnout Period has ended and no Triggering Event has occurred during the Earnout Period and the Eligible Earnout Recipients no longer have the contingent right to receive any Earnout Shares under Section 1.13 of the BCA, the Sponsor shall, promptly after such final determination, surrender the Sponsor Earnout Shares to Pubco for cancellation and the Sponsor Earnout Shares will be cancelled by Pubco promptly after its receipt thereof.

5.	Until and unless the Sponsor Earnout Shares are surrendered to Pubco for cancellation in accordance with Section 4 above, the Sponsor shall have full ownership rights to the Sponsor Earnout Shares, including the right to vote such shares and to receive dividends and distributions thereon.

6.	Notwithstanding anything to the contrary contained in this Agreement, in the event that the Minimum Cash Condition set forth in Section 7.2(d) of the BCA is not satisfied as of the Closing, but the Company and Pubco provide a written waiver of such Minimum Cash Condition and the Closing nonetheless occurs (the foregoing, a “Minimum Cash Condition Waiver”), then, unless otherwise agreed in writing by the Company, Pubco and the Sponsor, at the Closing, the Sponsor will deposit in escrow with Continental Stock Transfer & Trust Company or another escrow agent reasonably acceptable to the parties (the “Sponsor Earnout Escrow Agent”) a number of Sponsor Earnout Shares (the “Escrowed Sponsor Earnout Shares”) equal to (i) $23,000,000 minus the Net Cash, divided by (ii) the Redemption Price, up to a maximum of all of the Sponsor Earnout Shares. The cost of establishing and maintaining the escrow with the Escrow Agent will be paid by Pubco. Pubco agrees that in the event that a Minimum Cash Condition Waiver occurs, Pubco will use its reasonable best efforts to enter into the CCOD as promptly as practicable after the Closing, and reasonably cooperate with Sponsor in the Sponsor’s efforts to arrange the CCOD facility. If Pubco enters into the CCOD, upon the registration statement for the CCOD becoming effective with the SEC, the Escrowed Sponsor Earnout Shares will be released from escrow and returned to the Sponsor, but will still be subject to the vesting, transfer restrictions and forfeiture requirements applicable to the Sponsor Earnout Shares, if such vesting requirements have not yet been met at such time.

7.	No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties; provided, that in the event that the Sponsor liquidates and distributes to its members all securities of Pubco that it owns in accordance with its organizational documents, Sponsor may, without obtaining the consent of any other party hereto, transfer the Sponsor Earnout Shares and its rights and obligations under this Agreement to its members so long as such members agree in writing to be bound by the terms of this Agreement that apply to Sponsor hereunder. Any purported assignment in violation of this Section 6 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned and their respective successors and permitted assigns.

8.	This Agreement (including the BCA to the extent incorporated herein) constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof. This Agreement may not be changed, amended or modified as to any particular provision, except by a written instrument executed by all parties hereto. No provision of this Agreement may be waived except in a writing signed by the party against whom enforcement of such waiver is sought. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

9.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent in the same manner as provided in Section 10.3 of the BCA. Unless otherwise specified in writing by the Sponsor, notices to the Sponsor shall be sent to the address of the SPAC Representative set forth in the BCA.

10.	This Agreement shall be construed, interpreted, governed and enforced in a manner consistent with the provisions of the BCA. The provisions set forth in Sections 10.2, 10.5 through 10.10, and 10.14 through 10.16, of the BCA, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Agreement as if all references to the “Agreement” in such sections were instead references to this Agreement, and the references therein to the “Parties” were instead to the parties to this Agreement.

11.	This Agreement shall terminate at such time, if any, as the BCA is terminated in accordance with its terms prior to the Closing, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement.

{Remainder of Page Left Blank; Signature Page Follows}

Please indicate your agreement to the foregoing by signing in the space provided below.

Launch One Sponsor LLC

By:	/s/ Chris Ehrlich
Name:	Chris Ehrlich
Title:	Chief Executive Officer

Accepted and agreed, effective as of the date first set forth above:

Mito US One Ltd.

By:	/s/ Natalie Yivgi-Ohana
Name:	Natalie Yivgi-Ohana
Title:	Director

/s/ Natalie Yivgi-Ohana
Natalie Yivgi-Ohana,
solely in the capacity as the Seller Representative under the BCA

{Signature Page to Sponsor Letter Agreement}